EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company on September 27, 2017

Two Rivers Secures Three-Year, $5 Million Equity Financing Line

DENVER, Colorado – September 27, 2017 – Two Rivers Water & Farming Company (“Two Rivers”; OTCQB: TURV) announced today it has entered into an equity purchase agreement under which Two Rivers can obtain investments totalling up to $5 million over the next three years from a fund managed by Spotfin Funding LLC (“Spotfin”) of San Diego, California and Denver, Colorado.

The financing can be delivered in installments of up to $250,000 in return for shares of Two Rivers common stock at a 15% discount from market prices at the time. The number and timing of the installments are at the option of Two Rivers.

The proceeds are expected to be used for general working capital and for infrastructure investments in Two Rivers water assets that have a book value in excess of $26 million.

Bill Gregorak, Two Rivers’ CFO, stated, “This equity purchase agreement provides us with financial flexibility as we seek to monetize our under-utilized water assets, while the agreement’s pricing will limit the dilution for our current shareholders. Our strategic plan calls for investing in water assets that have been idle for several years, and we can continue executing on our strategy by investing this capital in projects such as the Cucharas Dam and the water supply agreement for Crown Valley.”

About Two Rivers

Two Rivers focuses on development and redevelopment of infrastructure for water management and delivery. Water is one of the most basic, core assets. Two Rivers’ first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado. Two Rivers’ long-term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where its water assets are located.

About Spotfin

Spotfin is an investment firm that provides growth capital to microcap companies. Spotfin focuses on equity related transactions including equity lines, convertible notes, and section 3(a)(10) liability for equity exchanges. The principals of Spotfin are industry veterans with collectively over 80 years of investment experience.

Forward-Looking Statements

The fourth paragraph of this news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Bill Gregorak, CFO
Two Rivers Water & Farming Company
(303) 222-1000
mail to: info@2riverswater.com